Exhibit 10.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

July 21, 2014

ACI Worldwide, Inc.

3520 Kraft Rd, Suite 300

Naples, FL 34105

Attention: Craig Maki and Scott Behrens

Project Red Deer

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) that you intend to acquire, directly or indirectly the Acquired Businesses (as defined in Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

In connection with the Transactions contemplated hereby, you intend to either (i) if the consenting vote of the Required Lenders (as defined in the Existing Credit Agreement) is obtained on or prior to the first day of the Marketing Period (as defined below) or such other date as may be agreed between us and you (a “Successful Amendment”), (A) amend the Existing Credit Agreement to (v) exclude the Acquisition from the baskets set forth in Section 11.3(c)(i) of the Existing Credit Agreement, (w) increase the basket for unsecured debt in Section 11.1(m) of the Existing Credit Agreement from $350 million to $500 million, (x) increase the basket for intercompany debt and/or investments by $150 million, (y) allow Incremental Term Loans incurred in connection with the Acquisition under the Credit Agreement to be repaid on a non-pro rata basis and (z) amend the Maximum Total Net Leverage Ratio covenant to levels to be agreed and (B) provide for an incurrence of additional term A loans in the aggregate principal amount of $150 million on the Closing Date (as defined below) (such new additional term loans, the “Incremental Term Loans”), as described in the summary of terms and conditions attached hereto as Exhibit C (the “Incremental Term Sheet”) and (C) amend the Collateral Agreement dated November 10, 2011, as amended, to release and exclude certain assets of Official Payments Corporation from the collateral pledged thereunder (collectively, the “Proposed Amendments”) or (ii) if the consenting vote of the Required Lenders (as defined in the Existing Credit Agreement) to the Proposed Amendments is not obtained on or prior to the first day of the Marketing Period or such other date as may be agreed between us and you (an “Unsuccessful Amendment”), obtain new senior secured credit facilities on the Closing Date consisting of (i) a term loan A facility in the amount of $600 million (the “Term Loan Facility”) and (ii) a revolving credit facility in the amount of $250 million (the “Revolving Facility”; the Revolving Facility and the Term Loan Facility are hereinafter referred to individually as a “Facility” and, collectively, as the “Facilities”), in each case, as described in the summary of terms and conditions attached hereto as Exhibit B (the “Facilities Term Sheet” and, together with the Incremental Term Sheet and Exhibit D, the “Term Sheets” and, together with this agreement, the “Commitment Letter”). We understand that (x) if there is a Successful Amendment, the total funding required to pay the cash consideration for the Acquisition and to pay the fees and expenses incurred in connection therewith shall be provided solely from the incurrence by the Borrower of the Incremental Term Loans and cash on hand of the Borrower and its Subsidiaries and (y) if there is an Unsuccessful Amendment, the total funding required to pay the cash consideration for the Acquisition, to repay the existing credit facilities of the Borrower (the “Refinancing”) and to pay the fees and expenses incurred in connection therewith shall be provided solely from the incurrence by the Borrower of the Term Loan Facility and cash on hand of the Borrower and its Subsidiaries. The Borrower shall use commercially reasonable efforts to effect the Proposed Amendments.

If there is a Successful Amendment, Bank of America is pleased to advise you of its commitment to provide 100% of the Incremental Term Loans (such commitments, the “Incremental Commitments”), in each case, on the terms set forth herein and in the Incremental Term Sheet and subject solely to the satisfaction or waiver of the applicable conditions referred to below. If there is an Unsuccessful Amendment, Bank of America is pleased to advise you of its commitment to provide 100% of the Facilities (such commitments, the “Facilities Commitments”) and to act as the sole administrative agent (in such capacity, the “Facilities Administrative Agent”) for the Facilities, in each case, on the terms set forth herein and in the Facilities Term Sheet and subject solely to the satisfaction or waiver of the applicable conditions referred to below.

MLPFS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Facilities and Incremental Term Loans, to use its commercially reasonable efforts to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Facilities and Incremental Term Loans. You acknowledge and agree that such appointment of the Lead Arranger does not guarantee the success of the Proposed Amendments. You hereby agree that, effective upon your acceptance of this Commitment Letter, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Facilities or the Incremental Term Loans or any other senior financing similar to or as a replacement of any component of the Facilities or the Incremental Term Loans and no Lender will receive compensation with respect to the Facilities or the Incremental Term Loans outside of the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Facilities or the Incremental Term Loans, in each case unless you and we agree.

The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent: (a) the negotiation, execution and delivery of definitive documentation for (i) in the case of the Facilities, definitive loan documentation for the Facilities substantially consistent with the Existing Credit Agreement and the terms set forth in Exhibit B hereto and incorporating the Proposed Amendments (the “Facilities Documentation”) and (ii) in the case of the Incremental Term Loans, customary amendment and joinder documentation for the Incremental Term Loans consistent with Exhibit C hereto (the “Incremental Documentation”; the Facilities Documentation or the Incremental Documentation, as applicable, the “Credit Documentation”), in each case consistent with the terms and conditions set forth in this Commitment Letter and the Fee Letter (with respect to the Facilities or the Incremental Term Loans, as applicable); (b) since December 31, 2013, there shall not have been any material adverse change referenced in Section 2.3(c) of the Acquisition Agreement or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change referenced in Section 2.3(c) of the Acquisition Agreement; and (c)(i) the conditions set forth under the heading “Conditions Precedent to Initial Funding” in Exhibit B (with respect to the Facilities) and Exhibit C (with respect to the Incremental Term Loans) and (ii) in Exhibit D, in each case, shall have been satisfied.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities or the Incremental Term Loans on the Closing Date shall be (i) the representations made by or with respect to the Acquired Businesses in the Acquisition Agreement by Seller or the Acquired Businesses as are material to the interests of the Lenders, but only to the extent that you, U.S. Acquisition, U.K. Acquisition or your affiliates have the right to terminate your or its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the applicable Term Sheet under the caption “Conditions Precedent to Closing” are satisfied (it being understood that, to the extent the perfection of the security interest in any Collateral is not or cannot be provided on or before the Closing Date (other than the perfection of security interests (i) in assets with respect to which a lien may be perfected by the filing of a UCC financing statement, (ii) in federally registered intellectual property with respect to which a lien may be perfected by the filing of an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) in capital stock, other certificated equity securities and instruments with respect to which a lien may be perfected by the delivery of a stock or other certificate or such instrument, together with a stock power, assignment separate from certificate or along duly executed in blank) after your use (and the use by Borrower) of commercially reasonable efforts to do so then the delivery of documents and instruments or taking such other action as may be required for the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date if Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within ninety (90) days after the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under laws or charter documents (other than consents that have been obtained), solvency, absence of litigation, Federal Reserve margin regulations, the U.S.A. Patriot Act, OFAC, the Investment Company Act, accuracy of financial statements, status of the Facilities or Incremental Term Loans as senior debt, the creation, validity, priority and, subject to clause (b) in the immediately preceding sentence, perfection of the security interests granted in the intended collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

MLPFS intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Businesses to actively assist, MLPFS in achieving a syndication of the Facilities or Incremental Term Loans that is satisfactory to MLPFS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Businesses and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Facilities or Incremental Term Loans (collectively with the Term Sheets and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing banking relationships and the existing banking relationships of the Acquired Businesses, (d) procuring a rating for the Facilities or Incremental Term Facility referred to in the Term Sheets from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. prior to the launch of the syndication, (e) your ensuring that prior to and during the syndication of the Facilities or the

Incremental Term Loans there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Acquired Businesses, or any of their respective subsidiaries; (f) your ensuring that the Lead Arranger shall have been afforded a period of at least 15 consecutive business days prior to the Closing Date and after delivery of the Required Financial Information (as defined in Exhibit D) and Information Materials to syndicate the Facilities or Incremental Term Loans, as the case may be; provided that such 15 consecutive business day period shall either end on or prior to August 15, 2014 or begin after September 1, 2014 (the “Marketing Period”); and (g) otherwise assisting Bank of America and MLPFS in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and Acquired Businesses, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.

You represent, warrant and covenant that (a) all financial projections concerning the Borrower, the Acquired Businesses and their respective subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) or by the Acquired Businesses or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) or by the Acquired Businesses or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Facilities or the Incremental Term Loans, as applicable (the “Closing Date”) and, if requested by us, for a period (not to exceed 60 days) thereafter as is necessary to complete the syndication of the Facilities or the Incremental Term Loans so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Facilities or Incremental Term Loans is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Facilities, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information or information of a type that would not be public if the Acquired Businesses were a U.S. public reporting company (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Businesses, their respective subsidiaries and affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that MLPFS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise MLPFS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Facilities’ or the Incremental Term Loans’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities or the Incremental Term Loans. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials you authorize Bank of America or MLPFS to make available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Facilities and Incremental Term Loans, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transactions and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities, Incremental Term Loans and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transactions or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheets) but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Acquired Businesses in connection with their consideration of the Transactions, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.

Each of Bank of America and MLPFS shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the either Bank of America or MLPFS from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Bank of America and MLPFS agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over Bank of America, MLPFS or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by Bank of America or MLPFS, (iv) to Bank of America’s and MLPFS’ respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by the Bank of America or MLPFS from a third party that is not to the Bank of America’s or MLPFS’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by Bank of America or MLPFS or (viii) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and Bank of America and MLPFS, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Acquired Businesses and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Acquired Businesses or any of your or its respective affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Facilities and Incremental Term Loans are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Term Sheets) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. Each of Bank of America, MLPFS and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Term Sheets or the Fee Letter shall affect any right that Bank of America, MLPFS or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Term Sheets), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of Bank of America, MLPFS and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of Bank of America, MLPFS and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities or the Incremental Term Loans shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Term Sheets) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you, and your affiliates with respect to the Facilities and Incremental Term Loans and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (New York City time) on July 21, 2014 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Term Sheets) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) November 15, 2014, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities or the Incremental Term Loans and (c) the acceptance by you or any of your affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Businesses other than as part of the Transactions.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ John Pantalena
Name:	John Pantalena
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ John Pantalena
Name:	John Pantalena
Title:	Director

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

ACI WORLDWIDE, INC.

By:	/s/ Craig Maki
Name:	Craig Maki
Title:	Executive Vice President and Chief Development Officer

EXHIBIT A

Transaction Description

Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter or the Term Sheets.

It is intended that:

(a) ACI Worldwide, Inc. (the “Borrower”), (i) through or one or more of its wholly owned U.S. subsidiaries, will directly or indirectly acquire (the “U.S. Acquisition”) from Retail Decisions Limited, an entity organized under the laws of England and Wales, and Cardcast Limited, an entity organized under the laws of England and Wales (individually or collectively, the “Seller”), Retail Decisions, Inc. and its subsidiaries (collectively, the “U.S. Acquired Business”), (ii) through Applied Communications Inc. U.K. Holding Limited (“ACI UK”), an indirect wholly owned subsidiary of the Borrower, will indirectly acquire (the “U.K. Acquisition” and together with the U.S. Acquisition, the “Acquisition”) from the Seller Retail Decisions Europe Limited and its subsidiaries (collectively, the “U.K. Acquired Business” and together with the U.S. Acquired Business, the “Acquired Businesses”) and (iii) directly or indirectly, through one or more of its wholly owned subsidiaries, lend up to $150,000,000 to Applied Communications Inc. UK Holdings, Ltd as an intercompany loan (the “Intercompany Borrowing”) in connection with the U.K. Acquisition, in each case pursuant to the Share Purchase Agreement, dated as of the date of the Commitment Letter, by and among the Seller, ACI Worldwide Corp. and ACI UK delivered to the Lead Arranger on the date of this Commitment Letter (including all schedules, exhibits and annexes thereto, the “Acquisition Agreement”);

(b) The sources of funds required to finance the Acquisition consideration, to pay fees, costs and expenses in connection with the Transactions (the “Transaction Costs”) and to fund ongoing working capital and other general purposes of the Borrower and its subsidiaries following the Transactions will be:

a. subject to the effectiveness of the Proposed Amendments, $150 million in aggregate principal amount of Incremental Term Loans; and/or

b. in the event of an Unsuccessful Amendment, the Facilities, which Facilities will refinance and replace the Credit Agreement dated as of November 10, 2011 (as amended to the date hereof, the “Existing Credit Agreement”) among the ACI Worldwide, Inc., as borrower, the lenders who are or may become party thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent; and

c. in each case, cash on hand at the Borrower and its subsidiaries.

If the Borrower, directly or indirectly through one or more of its subsidiaries, funds the Acquisition using the proceeds of the Facilities, all indebtedness of the Borrower and its subsidiaries under the Existing Credit Agreement will be paid in full, and all commitments, security interests and guaranties in connection therewith will be terminated and released or provision made therefor in a manner reasonably acceptable to the Lead Arranger, it being understood that any letters of credit and similar accommodations outstanding thereunder may remain outstanding to the extent “grandfathered” into the Revolving Facility or otherwise collateralized or backstopped on the Closing Date.

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The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” This Exhibit A, the Facilities Term Sheet, the Incremental Term Sheet and the conditions precedent attached to this Commitment Letter as Exhibit D are collectively referred to herein as the “Term Sheets.”

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EXHIBIT B

SUMMARY OF CERTAIN TERMS AND CONDITIONS

OF THE FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (or, to the extent not defined therein, shall having the meanings set forth in the Existing Credit Agreement (as defined below)).

Borrower:	ACI Worldwide, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by (i) each of the Borrower’s existing subsidiaries that is a guarantor under the Existing Credit Agreement, (ii) the Acquired Businesses and each of the Acquired Businesses’ wholly owned domestic subsidiaries and (iii) each material existing and subsequently acquired or organized domestic direct and indirect subsidiaries (collectively, the “Guarantors” and the Guarantors collectively with the Borrower, the “Loan Parties”)).

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger selected in consultation with the Borrower (collectively, the “Lenders”).

Facilities:	An aggregate principal amount of up to $850 million will be available through the following facilities:

Term A Facility: a $600 million term loan facility, all of which will be drawn on the Closing Date (the “Term Loan Facility”).

Revolving Credit Facility: a $250 million revolving credit facility (the “Revolving Facility”), available from time to time until August 20, 2018, which will include a $35 million sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”) and a $10 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans may be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Swingline Option:	Same as the Existing Credit Agreement. Swingline Loans may be made available on a same day basis in an aggregate amount not exceeding $10 million and in minimum amounts of $500,000.

Purpose:	The proceeds of the Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance existing indebtedness under the Existing Credit Agreement, (iii) pay fees and expenses incurred in connection with the Transactions; and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Additional Incremental Facilities:

Same as the Existing Credit Agreement. On or before the Revolving Maturity Date and the Term Loan Maturity Date (each as defined below), the Borrower will have the right, but not the obligation, to incur an incremental term loan facility or increase the Revolving Facility (each, an “Incremental Facility”) in an aggregate principal amount for all Incremental Facilities requested and incurred not to exceed $150 million under terms and conditions to be determined; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (in each case assuming the entire applicable Incremental Facility is funded on the effective date thereof), (iii) if such Incremental Facility is a term loan facility (a) the yield applicable to the Incremental Facility will not be more than 0.50% higher than the corresponding yield for the Term Loan Facility or any prior Incremental Facility that is a term loan facility, unless the interest rate margins with respect to the Term Loan Facility and/or each such prior Incremental Facility, as applicable, are increased by an amount equal to the difference between the yield with respect to the Incremental Facility minus 0.50% and the corresponding yield on each of the Term Loan Facility and each such prior Incremental Facility (provided that, with respect to the Term Loan Facility, this clause (iii)(a) shall not apply to any proposed Incremental Facility that has (A) a weighted average life to maturity that is longer than the remaining average life to maturity of the Term Loan Facility and (B) a final maturity that is on or after August 20, 2018, (b) the maturity date applicable to the Incremental Facility will not be earlier than the latest maturity date of the Revolving Facility or the Term Loan Facility (or any portion thereof), (c) the weighted average life to maturity of the Incremental Facility shall not be less than the weighted average life of the Term Loan Facility an (or any portion thereof) and (d) all other terms of the Incremental Facility, if not consistent with the terms of the Term Loan Facility, must be reasonably acceptable to the Administrative Agent, and (iv) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms. Such Incremental Facilities will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any portion of the Incremental Facilities.

Closing Date:	The date of execution of the definitive loan documentation (the “Closing Date”).

Interest Rates:	All amounts outstanding under the Facilities will bear interest, at the Borrower’s option, at a rate per annum equal to (a) the Base Rate (as defined in the Existing Credit Agreement) plus the Applicable Margin (as defined below) or (b) the LIBOR Rate (as defined in the Existing Credit Agreement) plus the Applicable Margin.

The applicable margin for the Term Loan Facility and the Revolving Facility (the “Applicable Margin”) will be determined by the pricing grid below based on the Consolidated Total Leverage Ratio (as defined in the Existing Credit Agreement) (provided that, prior to the Calculation Date after the Borrower delivers to the Lenders financial statements for the first full fiscal quarter after the initial funding of the Facilities, the Applicable Margin shall not be less than the rate per annum set forth in Level II):

	Consolidated Total Leverage Ratio	Base Rate Loans	LIBOR Rate Loans	Commitment Fee
Level I	≥ 3.25:1.00	1.50%	2.50%	0.50%
Level II	≥ 2.75:1.00 and < 3.25:1.00	1.25%	2.25%	0.40%
Level III	≥ 2.00:1.00 and < 2.75:1.00	1.00%	2.00%	0.35%
Level IV	≥ 1.00:1.00 and < 2.00:1.00	0.75%	1.75%	0.30%
Level V	< 1.00:1.00	0.50%	1.50%	0.25%

Maturity:	The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due on August 20, 2018 (the “Term Loan Maturity Date”).

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on August 20, 2018 (the “Revolving Maturity Date”).

Scheduled Amortization/ Availability:

Term Loan Facility: The outstanding principal amount of the Term Facility will be payable in quarterly installments consistent with the Existing Credit Agreement (increased to give effect to the increased principal amount of the Term Loans) (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

Mandatory Prepayments and Commitment Reductions:	Same as the Existing Credit Agreement, which include the following:

	1.	Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

	2.	Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

	3.	Equity Offerings: Prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of equity securities of the Borrower (other than (i) issuances pursuant to employee stock plans and (ii) subject to no default or event of default, equity issued in connection with, and in anticipation of, a permitted acquisition).

	4.	Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents), payable no later than the third business day following the date of receipt.

	5.	Excess Cash Flow: Prepayments in an amount equal to 50% of Excess Cash Flow, if the Consolidated Total Leverage Ratio is greater than 2.50:1.00; provided that it is anticipated that such mandatory prepayment requirement will be revised, pursuant to the Amendment, to provide that such mandatory prepayment requirement will commence with the fiscal year ending December 31, 2014).

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, pro rata to remaining scheduled amortization payments and the payments at final maturity of the Term Loan Facility and, second, to outstanding loans (without a permanent reduction of commitments) under the Revolving Facility.

Optional Prepayments and Commitment Reductions:

Same as the Existing Credit Agreement. The Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facility shall be applied to scheduled amortization payments thereof at the direction of the Borrower.

Security:	Same as the Existing Credit Agreement. The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all property and assets of the Borrowers and Guarantors pledged or mortgaged under the Existing Credit Agreement and including property and assets of the Acquired Businesses to the extent required by the Existing Credit Agreement.

The Security shall ratably secure the relevant party’s obligations in respect of the Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Conditions Precedent to Closing:

Conditions precedent to initial borrowings under the Facilities shall, subject on the Closing Date to the Limited Conditionality Provisions, be limited to (i) the conditions set forth in the fifth paragraph of the Commitment Letter and (ii) the accuracy in all material respects of the Acquisition Agreement Representations and the Specified Representations (or, in the case of any Acquisition Agreement Representation or Specified Representation qualified by materiality, in all respects).

Conditions Precedent to All Extensions of Credit:

Each extension of credit under the Facilities will, subject on the Closing Date to the Limited Conditionality Provisions, be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; and (ii) no event of default under the Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Same as the Existing Credit Agreement.

Affirmative Covenants:	Same as the Existing Credit Agreement.

Negative Covenants:	Same as the Existing Credit Agreement after giving effect to the Proposed Amendments.

Financial Covenant:	Same as the Existing Credit Agreement after giving effect to the Proposed Amendments.

Events of Default:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement. The Lenders may assign all or, in an amount of not less than (x) $2.5 million with respect to the Term Loan Facility and (y) $2.5 million with respect to the Revolving Facility, any part of their respective shares of the Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, except in the case of assignments made by or to Wells Fargo, are reasonably acceptable to the Administrative Agent and (except during the existence of a Default or an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed; provided that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of a request for such consent. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Facilities.

Waivers and Amendments:	Same as the Existing Credit Agreement. Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under (1) the Revolving Facility or (2) the Term Loan Facility will not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Required Lenders, consent of each Lender directly and adversely affected thereby shall also be required.

Indemnification:	Same as the Existing Credit Agreement.

Governing Law:	State of New York.

Letters of Credit Fees:	Same as the Existing Credit Agreement. A fee equal to (i) the Applicable Margin then in effect for loans bearing interest at the LIBOR Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%), per annum and payable quarterly in arrears, will be payable to the Issuing Lender, as well as certain customary fees assessed thereby.

Commitment Fees:	Same as the Existing Credit Agreement. Commitment fees will be payable on the daily average undrawn portion of the Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding but not reduced by outstanding Swingline Loans) based upon the Consolidated Total Leverage Ratio from time to time as set forth above and will be payable quarterly in arrears from the Closing Date.

Counsel to the Lead Arranger and Administrative Agent:	Cahill Gordon & Reindel LLP.

EXHIBIT C

SUMMARY OF CERTAIN TERMS AND CONDITIONS

OF THE INCREMENTAL TERM LOANS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter (or, to the extent not defined therein, shall have the meanings set forth in the Existing Credit Agreement (as defined below)).

Borrower:	ACI Worldwide, Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

Lenders:	Banks, financial institutions and institutional lenders acceptable to the Lead Arranger selected in consultation with the Borrower (collectively, the “Lenders”).

Facility:	A senior secured incremental term loan A facility in an aggregate principal amount of $150 million (the “Incremental Term Facility” and the loans thereunder, the “Incremental Term Loans”). The Incremental Term Loans will be fungible with the Term Loans under the Existing Credit Agreement to the extent permitted by applicable tax regulations and the amortization schedule will be adjusted to permit such fungibility.

Purpose:	The proceeds of the Incremental Term Loans shall be used to (i) finance in part the Acquisition and (ii) pay fees and expenses incurred in connection with the Transactions.

Guarantees:	Same as the Existing Credit Agreement, it being understood that the Borrower and the Guarantors will enter into a customary guarantee reaffirmation agreement on the Closing Date and the Borrower shall cause the Subsidiaries of the Acquired Businesses, if any, to become Guarantors on or promptly after the Closing Date, to the extent required by the terms of the Existing Credit Agreement (as amended pursuant to the Proposed Amendments) and related guarantee agreements.

Security:	Same as the Existing Credit Agreement, it being understood that the Borrower and the Guarantors will enter into a customary security reaffirmation agreement and other amendments to the security documents reasonably requested by the Lead Arranger on the Closing Date and the Borrower shall cause the Acquired Businesses and its subsidiaries to provide security over their assets constituting Collateral (as defined in the Existing Credit Agreement (as amended pursuant to the Proposed Amendments)) on or promptly after the Closing Date, to the extent required by the terms of the Existing Credit Agreement (as amended pursuant to the Proposed Amendments) and related collateral documents.

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Prepayments:	The Incremental Term Loans shall share ratably in all mandatory and optional prepayments with the term loans outstanding under the Existing Credit Agreement (the “Existing Term Loans”), except the Incremental Term Loans may be paid on a non-pro rata basis with the proceeds of a Debt Issuance consisting of unsecured debt securities.

Conditions Precedent to Closing:

Conditions precedent to the borrowing of Incremental Term Loans shall, subject on the Closing Date to the Limited Conditionality Provisions, be limited to (i) the conditions set forth in the fifth paragraph of the Commitment Letter and (ii) the accuracy in all material respects of the Specified Representations and the Acquisition Agreement Representations (or, in the case of any Acquisition Agreement Representation or Specified Representation qualified by materiality, in all respects), (iii) the conditions set forth in definitive document for the Proposed Amendments and (iv) compliance with the conditions set forth in Section 2.8(c) and Section 6.4 (to the extent applicable to the Incremental Term Loans) of the Existing Credit Agreement with respect to the incurrence of Incremental Term Loans (as defined in the Existing Credit Agreement).

Interest:	Same as the interest rate per annum applicable to the Existing Term Loans.

Other Terms:	Same as the Existing Credit Agreement.

Counsel to the Lead Arranger:	Cahill Gordon & Reindel LLP.

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EXHIBIT D

CONDITIONS PRECEDENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit D is attached (or, to the extent not defined therein, shall have the meanings set forth in the Existing Credit Agreement). The availability of the Facilities and the Incremental Term Loans shall be subject to the satisfaction of the following conditions:

(a) Consummation of the Acquisition. The Acquisition Agreement and structure of the Transactions shall be in form and substance reasonably satisfactory to the Lead Arranger. The Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the Acquisition Agreement, without any waiver or amendment thereof or any consent thereunder in any manner materially adverse to the Lenders or the Lead Arranger, unless consented to by the Lead Arranger (such consent not to be unreasonably withheld or delayed); provided that (x) any reduction in the purchase price in respect of the Acquisition will be deemed not to be materially adverse to the Lenders and the Lead Arranger so long as there is a concurrent reduction in the aggregate principal amount of the Incremental Commitments or the Facilities Commitments in respect of the Term Loan Facility, as applicable, in an amount equal to such reduction, (y) any increase in the purchase price in respect of the Acquisition will be deemed not to be materially adverse to the Lenders and the Lead Arranger so long as it is funded by net cash proceeds of any additional qualified equity contributed to the Borrower or by additional cash on hand of the Borrower and its subsidiaries (it being understood and agreed that no purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price in respect of the Acquisition) and (z) any change to Section 2.3(c) of the Acquisition Agreement shall be deemed materially adverse to the Lenders and Lead Arranger and shall require the consent of the Lead Arranger. The Intercompany Borrowing shall have been consummated.

(b) Debt. Immediately following the Transactions, neither the Borrower nor any of its Subsidiaries shall have any indebtedness for borrowed money or preferred equity other than (i) (x) if there is a Successful Amendment, the indebtedness outstanding under the Existing Credit Agreement as of the Closing Date and the Incremental Term Loans and (y) if there is an Unsuccessful Amendment, the Facilities, (ii) debt owed to, and preferred stock held by, the Borrower or any of its Subsidiaries, (iii) capital leases, purchase money debt and equipment financings, in each case, in the ordinary course of business, (iv) other indebtedness of the Borrower and its subsidiaries set forth on the Borrower’s balance sheet in its March 31, 2014 Form 10-Q, (v) indebtedness permitted under the Facilities and (vi) other indebtedness in an aggregate principal amount to be agreed. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Credit Documentation.

(c) Fees and Expenses. All fees due to the Administrative Agent, the Lead Arranger and the Lenders on the Closing Date pursuant to the Fee Letter shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger on the Closing Date pursuant to the Commitment Letter or the Fee Letter that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the Facilities or the Incremental Term Loans, as applicable.

(d) Financial Statements. The Lead Arranger shall have received (i) the U.S. GAAP audited combined balance sheet of the Acquired Business as of December 31, 2013 and 2012 and the audited combined statement of income and combined statement of cash flows for the Acquired Business for the years ended December 31, 2013, 2012 and 2011 (the “Acquired Business Audited Financial Statements”), (ii) U.S. GAAP unaudited combined balance sheets and the related unaudited combined statements of income and statements of cash flows of the Acquired Business as of the end of and for each fiscal quarter of 2014 ended at least 45 days prior to the Closing Date and for the period elapsed from the beginning of 2014 to the end of such fiscal quarter and for the comparable periods of 2013 (the “Acquired Business Unaudited Financial Statements”), (iii) U.S. GAAP unaudited condensed consolidated statements of financial condition and the related unaudited condensed consolidated statements of income and statements of cash flows of the Borrower as of the end of and for each fiscal quarter of 2014 ended at least 45 days prior to the Closing Date and for the period elapsed from the beginning of 2014 to the end of such fiscal quarter and for the comparable periods of 2013 (the “Borrower Unaudited Financial Statements”), (iv) U.S. GAAP audited condensed consolidated statements of financial condition and the related audited condensed consolidated statements of income and statements of cash flows of the Borrower as of the end of fiscal 2013 (the “Borrower Audited Financial Statements”) and (v) a pro forma consolidated balance sheet and related pro forma statements of income for the Borrower (the “Pro Forma Financial Statements,” together with the Acquired Business Audited Financial Statements, the Acquired Business Unaudited Financial Statements, the Borrower Audited Financial Statements and the Borrower Unaudited Financial Statements, the “Required Financial Information”) as of December 31, 2013 and the date of the latest balance sheet included within the Borrower Unaudited Financial Statements, for the year ended December 31, 2013, for the period elapsed from January 1, 2014 to the end of the latest period covered by the Borrower Unaudited Financial Statements and for the twelve-month period ending with the latest period covered by the Borrower Unaudited Financial Statements, in each case, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (it being agreed that such Pro Forma Financial Statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).

(e) Marketing Period. The Lead Arranger shall have had a period of at least 15 consecutive business days prior to the Closing Date and after delivery of the Required Financial Information and Information Materials to syndicate the Facilities or Incremental Term Loans, as the case may be; provided that such 15 consecutive business day period shall either end on or prior to August 15, 2014 or begin after September 1, 2014.

(f) Patriot Act. The Borrower and each of the Guarantors shall have provided at least three business days prior to the Closing Date the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, to the extent the Borrower shall have received written requests therefor at least ten business days prior to the Closing Date.

(g) Closing Documents. The Administrative Agent shall have received, on behalf of the Lenders, a solvency certificate in form and substance reasonably acceptable to the Lead Arranger from the Chief Financial Officer (or equivalent officer) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent. The Administrative Agent shall have received, on behalf of the Lenders, customary opinions of counsel for the Borrower and the Guarantors and, if applicable, of local counsel, as the case may be, and customary corporate resolutions, certificates and other closing documentation.

(h) Collateral. Subject to the sixth paragraph of the Commitment Letter, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed (where applicable) and delivered by the Borrower and each applicable Guarantor and, if applicable, be in proper form for filing. The Lead Arranger shall have received the results of recent lien searches in the jurisdiction of organization of the Borrower and the Guarantors.